CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of KLA Corporation of our report dated August 16, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in KLA Corporation's Annual Report on Form 10-K for the year ended June 30, 2019.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 16, 2019